Exhibit H_10A

Schedule I

Fund Administration and Compliance

Annual Fee Schedule

Amended August 14, 2012

VALIC Company II

•	Capital Appreciation Fund

•	Core Bond Fund

•	High Yield Bond Fund

•	International Opportunities Fund (formerly International Small Cap Equity Fund)

•	Large Cap Value Fund

•	Mid Cap Growth Fund

•	Mid Cap Value Fund

•	Money Market II Fund

•	Small Cap Growth Fund

•	Small Cap Value Fund

•	Socially Responsible Fund

•	Strategic Bond Fund

Annual fee of 7 basis points based upon each Fund’s average daily net assets.

Fees are billed monthly.